Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:	Media Relations Chris Barnes, (972) 673-5539

Investor Relations Heather Catelotti, (972) 673-5869
DR PEPPER SNAPPLE GROUP REPORTS THIRD QUARTER 2014 RESULTS

Reported EPS were $0.96 for the quarter, down 5%. Core EPS were $0.98 for the quarter, up 11%.
Net sales increased 3% for the quarter and 2% year-to-date.
Reported income from operations increased 5% for the quarter.
Company raises guidance and now expects full-year 2014 net sales to be up about 1% and Core EPS to be up 11% to 13%.
Plano, TX, Oct. 23, 2014 - Dr Pepper Snapple Group, Inc. (NYSE: DPS) reported third quarter 2014 EPS of $0.96 compared to $1.01 in the prior year period. Core EPS were $0.98, up 11%, compared to $0.88 in the prior year. Year-to-date, the company reported earnings of $2.79 per diluted share compared to $2.28 per share in the prior year period. Core EPS were $2.77, up 23%, compared to $2.25 in the prior year period.

For the quarter, reported net sales increased 3% driven by favorable segment mix, product and package mix and net pricing. Reported segment operating profit (SOP) increased 4%, or $15 million, on favorable commodity costs and ongoing productivity improvements that were partially offset by higher transportation and manufacturing costs. SOP was also negatively impacted by an unfavorable year-over-year LIFO comparison of $7 million and an unfavorable comparison to a $6 million adjustment to a legal provision in the prior year.

Reported income from operations for the quarter was $316 million, which includes a $2 million unrealized commodity mark-to-market loss. Reported income from operations was $300 million in the prior year period, which included a $1 million unrealized commodity mark-to-market gain. Core income from operations was $318 million, up 6% compared to the prior year period.

Year-to-date, reported net sales increased 2% and reported income from operations was $924 million, including $10 million of unrealized commodity mark-to-market gains. Reported income from operations was $782 million in the prior year period, including $13 million of unrealized commodity mark-to-market losses. Core income from operations was $914 million, up 14% compared to the prior year period.

DPS President and CEO Larry Young said, “Our teams posted yet another quarter of solid performance in what continues to be an extremely challenged environment. We remained focused on our strategy of building our brands with consumers and executing with excellence in the marketplace.”

Young continued, “Rapid Continuous Improvement (RCI) has become the foundation of our business, and it continues to yield improvements across the organization.”

EPS reconciliation	Third Quarter			Year-to-Date
	2014	2013	Percent Change	2014	2013	Percent Change
Reported EPS	$0.96	$1.01	(5)	$2.79	$2.28	22
Unrealized commodity mark-to-market net loss/(gain)	0.01	—		(0.03)	0.04

Items affecting comparability
Separation related	0.01	(0.13)		0.01	(0.07)
Litigation provision	—	(0.02)		—	(0.02)
Workforce reduction costs	—	0.02		—	0.02
Core EPS	$0.98	$0.88	11	$2.77	$2.25	23
EPS - earnings per share

Net sales and SOP in the tables and commentary below are presented on a currency neutral basis. For a reconciliation of non-GAAP to GAAP measures see pages A-5 through A-10 accompanying this release.

Summary of 2014 results	As Reported		Currency Neutral
(Percent change)	Third Quarter	YTD	Third Quarter	YTD

BCS Volume	1	—	1	—
Sales Volume	—	1	—	1
Net Sales	3	2	3	2
SOP	4	10	5	11
BCS - bottler case sales

BCS Volume
For the quarter, BCS volume increased 1% with carbonated soft drinks (CSDs) and non-carbonated beverages (NCBs) both increasing 1%.

In CSDs, Peñafiel volume increased 25% on product innovation. Our Core 4 brands increased 3% driven primarily by a high-single-digit increase in Canada Dry. Sunkist soda increased low-single-digits, while 7UP and A&W were both flat in the quarter. Schweppes increased 8% and Dr Pepper volume declined 2%, driven primarily by declines in our diet products. Fountain foodservice volume grew 1% for the quarter.

In NCBs, Clamato volume increased 7%, and our water category grew 3% for the quarter. Snapple grew 2% for the quarter, driven primarily by mid-single-digit growth in Snapple Premium, which was partially offset by our de-emphasis on our value products. Hawaiian Punch volume decreased 2% in the period, and Mott’s declined 1% on lower sauce volumes.

By geography, U.S. and Canada volume was flat, and Mexico and the Caribbean volume increased 10%.

Sales volume
Sales volumes were flat for the quarter, and up 1% for the year-to-date.

2014 Segment results	As Reported
(Percent Change)	Third Quarter			Year-to-Date
	Sales	Net		Sales	Net
	Volume	Sales	SOP	Volume	Sales	SOP
Beverage Concentrates	(3)	(1)	—	—	1	5
Packaged Beverages	2	2	7	1	—	14
Latin America Beverages	10	19	29	6	17	31
Total	—	3	4	1	2	10

2014 Segment results	Currency Neutral
(Percent Change)	Third Quarter			Year-to-Date
	Sales	Net		Sales	Net
	Volume	Sales	SOP	Volume	Sales	SOP
Beverage Concentrates	(3)	(1)	—	—	1	6
Packaged Beverages	2	2	8	1	1	15
Latin America Beverages	10	21	38	6	21	44
Total	—	3	5	1	2	11

Beverage Concentrates
Net sales for the quarter decreased 1% as concentrate price increases taken earlier in the year were more than offset by a 3% decline in concentrate shipments. SOP for the quarter was flat as the decline in net sales and increases in certain operating costs were offset by planned reductions in marketing investments of $2 million and favorable cost of goods trends.

Packaged Beverages
Net sales for the quarter increased 2% on higher sales volume. Favorable product and package mix was offset by increased promotional activity in the quarter. SOP increased 8% as a result of favorable cost of goods trends and ongoing productivity improvements, which were partially offset by an unfavorable comparison to a $6 million adjustment to a legal provision in the prior year and increased manufacturing and logistics costs in the current year.

Latin America Beverages
Net sales for the quarter increased 21% on a 10% increase in volume driven primarily by Peñafiel innovation, higher pricing associated with the pass-through of the sugar tax in Mexico and favorable mix.
SOP increased 38% as net sales growth and ongoing productivity improvements were partially offset by increases in logistics and operating costs.

Corporate and other items
For the quarter, corporate costs totaled $76 million, which includes a $2 million unrealized commodity mark-to-market loss and higher incentive compensation costs. Corporate costs in the prior year period were $75 million, including a $1 million unrealized commodity mark-to-market gain and a $7 million restructuring charge.

Net interest expense declined $2 million compared to the prior year period.

For the quarter, the reported effective tax rate was 34.0%. The effective tax rate in the prior year period was 231.8%as the completion of an IRS audit increased our effective tax rate by 195.5%.

Cash flow
Year-to-date, the company generated $769 million of cash from operating activities compared to $616 million in the prior year. Capital spending totaled $103 million compared to $111 million in the prior year period. The company returned $513 million to shareholders in the form of stock repurchases ($276 million) and dividends ($237 million).

2014 Full Year Guidance
The company now expects full-year reported net sales to be up approximately 1% and expects core EPS to be in the $3.56 to $3.62 range.

Packaging and ingredient costs, including LIFO impacts, are now expected to decrease COGS by 2.5% on a constant volume/mix basis.

The company now expects its core tax rate to be approximately 35.0%.

The company continues to expect capital spending to be approximately 3% of net sales.

The company expects to repurchase $375 million to $400 million of its common stock.

Definitions
Bottler case sales (BCS) volume: Sales of finished beverages, in equivalent 288 fluid ounce cases, sold by the company and its bottling partners to retailers and independent distributors and excludes contract manufacturing volume. Volume for products sold by the company and its bottling partners is reported on a monthly basis, with the third quarter comprising July, August and September.

Sales volume: Sales of concentrates and finished beverages, in equivalent 288 fluid ounce cases, shipped by the company to its bottlers, retailers and independent distributors and includes contract manufacturing volume.

Pricing refers to the impact of list price changes.

Unrealized mark-to-market: We recognize the change in the fair value of open commodity derivative positions between periods in corporate unallocated expenses, as these instruments do not qualify for hedge accounting treatment. As the underlying commodity is delivered, the realized gains and losses are subsequently reflected in the segment results.

EPS represents diluted earnings per share.

Core financial measures are determined utilizing reported financial numbers adjusted for the unrealized mark-to-market impact of commodity derivatives and certain items that are excluded for comparison to prior year periods.

Core metrics are determined based on the core financial measures.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, statements about future events, future financial performance including earnings estimates, plans, strategies, expectations, prospects, competitive environment, regulation, and cost and availability of raw materials. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” “intend” or the negative of these terms or similar expressions. These forward-looking statements have been based on our current views with respect to future events and financial performance. Our actual financial performance could differ materially from those projected in the forward-looking statements due to the inherent uncertainty of estimates, forecasts and projections, and our financial performance may be better or worse than anticipated. Given these uncertainties, you should not put undue reliance on any forward-looking statements. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2013, and our other filings with the Securities and Exchange Commission. Forward-looking statements represent our estimates and assumptions only as of the date that they were made. We do not undertake any duty to update the forward-looking statements, and the estimates and assumptions associated with them, after the date of this release, except to the extent required by applicable securities laws.

Conference Call
At 10 a.m. (CDT) today, the company will host a conference call with investors to discuss third quarter results and the outlook for 2014. The conference call and slide presentation will be accessible live through DPS’s website at http://www.drpeppersnapple.com and will be archived for replay for a period of 14 days.

In discussing financial results and guidance, the company may refer to certain non-GAAP measures. Reconciliations of any such non-GAAP measures to the most directly comparable financial measures in accordance with GAAP can be found on pages A-5 through A-10 accompanying this release and under "Financial Press Releases" on the company's website at http://www.drpeppersnapple.com in the “Investors” section.

About Dr Pepper Snapple Group
Dr Pepper Snapple Group (NYSE: DPS) is a leading producer of flavored beverages in North America and the Caribbean. Our success is fueled by more than 50 brands that are synonymous with refreshment, fun and flavor. We have 6 of the top 10 non-cola soft drinks, and 13 of our 14 leading brands are No. 1 or No. 2 in their flavor categories. In addition to our flagship Dr Pepper and Snapple brands, our portfolio includes 7UP, A&W, Canada Dry, Clamato, Crush, Hawaiian Punch, Mott's, Mr & Mrs T mixers, Peñafiel, Rose's, Schweppes, Squirt and Sunkist soda. To learn more about our iconic brands and Plano, Texas-based company, please visit www.DrPepperSnapple.com. For our latest news and updates, follow us at www.Facebook.com/DrPepperSnapple or www.Twitter.com/DrPepperSnapple.
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DR PEPPER SNAPPLE GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Three and Nine Months Ended September 30, 2014 and 2013
(Unaudited, in millions, except per share data)

	For the		For the
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Net sales	$1,583	$1,543	$4,612	$4,534
Cost of sales	658	650	1,877	1,916
Gross profit	925	893	2,735	2,618
Selling, general and administrative expenses	581	563	1,727	1,745
Depreciation and amortization	28	28	86	86
Other operating (income) expense, net	—	2	(2)	5
Income from operations	316	300	924	782
Interest expense	27	29	80	94
Interest income	—	—	(1)	(1)
Other expense, net	4	428	2	384
Income (loss) before provision (benefit) for income taxes and equity in earnings of unconsolidated subsidiaries	285	(157)	843	305
Provision (benefit) for income taxes	97	(364)	291	(162)
Income before equity in earnings of unconsolidated subsidiaries	188	207	552	467
Equity in earnings of unconsolidated subsidiaries, net of tax	—	—	1	1
Net income	$188	$207	$553	$468
Earnings per common share:
Basic	$0.97	$1.02	$2.81	$2.29
Diluted	0.96	1.01	2.79	2.28
Weighted average common shares outstanding:
Basic	194.8	203.3	196.4	204.0
Diluted	196.2	204.7	197.8	205.5
Cash dividends declared per common share	$0.41	$0.38	$1.23	$1.14

DR PEPPER SNAPPLE GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
As of September 30, 2014 and December 31, 2013
(Unaudited, in millions, except share and per share data)

	September 30,	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$266	$153
Accounts receivable:
Trade, net	546	564
Other	63	58
Inventories	191	200
Deferred tax assets	57	66
Prepaid expenses and other current assets	118	78
Total current assets	1,241	1,119
Property, plant and equipment, net	1,108	1,173
Investments in unconsolidated subsidiaries	15	15
Goodwill	2,987	2,988
Other intangible assets, net	2,688	2,694
Other non-current assets	145	127
Non-current deferred tax assets	77	85
Total assets	$8,261	$8,201
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$319	$271
Deferred revenue	64	65
Short-term borrowings and current portion of long-term obligations	2	66
Income taxes payable	25	33
Other current liabilities	614	595
Total current liabilities	1,024	1,030
Long-term obligations	2,539	2,508
Non-current deferred tax liabilities	784	755
Non-current deferred revenue	1,268	1,318
Other non-current liabilities	283	313
Total liabilities	5,898	5,924
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value, 15,000,000 shares authorized, no shares issued	—	—
Common stock, $0.01 par value, 800,000,000 shares authorized, 194,473,910 and 197,979,971 shares issued and outstanding for 2014 and 2013, respectively	2	2
Additional paid-in capital	758	970
Retained earnings	1,702	1,393
Accumulated other comprehensive loss	(99)	(88)
Total stockholders' equity	2,363	2,277
Total liabilities and stockholders' equity	$8,261	$8,201

DR PEPPER SNAPPLE GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Nine Months Ended September 30, 2014 and 2013
(Unaudited, in millions)

	For the
	Nine Months Ended
	September 30,
	2014	2013
Operating activities:
Net income	$553	$468
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	148	146
Amortization expense	26	28
Amortization of deferred revenue	(48)	(49)
Employee stock-based compensation expense	35	28
Deferred income taxes	33	147
Other, net	(20)	16
Changes in assets and liabilities, net of effects of acquisition:
Trade accounts receivable	15	21
Other accounts receivable	(6)	(6)
Inventories	8	1
Other current and non-current assets	(49)	436
Other current and non-current liabilities	24	(601)
Trade accounts payable	49	(1)
Income taxes payable	1	(18)
Net cash provided by operating activities	769	616
Investing activities:
Acquisition of business	—	(10)
Purchase of property, plant and equipment	(103)	(111)
Purchase of intangible assets	(1)	(5)
Proceeds from disposals of property, plant and equipment	7	1
Other, net	(3)	(3)
Net cash used in investing activities	(100)	(128)
Financing activities:
Repayment of senior unsecured notes	—	(250)
Repayment of commercial paper	(65)	—
Repurchase of shares of common stock	(276)	(243)
Cash paid for shares not yet received	—	(20)
Dividends paid	(237)	(225)
Tax withholdings related to net share settlements of certain stock awards	(16)	(13)
Proceeds from stock options exercised	32	13
Excess tax benefit on stock-based compensation	9	6
Net cash used in financing activities	(553)	(732)
Cash and cash equivalents — net change from:
Operating, investing and financing activities	116	(244)
Effect of exchange rate changes on cash and cash equivalents	(3)	(3)
Cash and cash equivalents at beginning of year	153	366
Cash and cash equivalents at end of period	$266	$119

DR PEPPER SNAPPLE GROUP, INC.
OPERATIONS BY OPERATING SEGMENT
For the Three and Nine Months Ended September 30, 2014 and 2013
(Unaudited, in millions)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2014	2013	2014	2013
Segment Results – Net sales
Beverage Concentrates	$306	$309	$914	$908
Packaged Beverages	1,134	1,114	3,294	3,280
Latin America Beverages	143	120	404	346
Net sales	$1,583	$1,543	$4,612	$4,534

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2014	2013	2014	2013
Segment Results – SOP
Beverage Concentrates	$200	$201	$588	$560
Packaged Beverages	170	159	478	418
Latin America Beverages	22	17	59	45
Total SOP	392	377	1,125	1,023
Unallocated corporate costs	76	75	203	236
Other operating expense (income), net	—	2	(2)	5
Income from operations	316	300	924	782
Interest expense, net	27	29	79	93
Other expense, net	4	428	2	384
Income (loss) before provision (benefit) for income taxes and equity in earnings of unconsolidated subsidiaries	$285	$(157)	$843	$305

DR PEPPER SNAPPLE GROUP, INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION
(Unaudited)
The company reports its financial results in accordance with U.S. GAAP. However, management believes that certain non-GAAP measures that reflect the way management evaluates the business may provide investors with additional information regarding the company's results, trends and ongoing performance on a comparable basis. Specifically, investors should consider the following with respect to our quarterly results:
Net sales and Segment Operating Profit, as adjusted to currency neutral: Net sales and Segment Operating Profit are on a currency neutral basis.
Free Cash Flow: Free cash flow is defined as net cash provided by operating activities adjusted for capital spending and certain items excluded for comparison to prior year periods. For the nine months ended September 30, 2014 and 2013, there were no certain items excluded for comparison to prior year periods.
Core earnings: Core earnings is defined as net income adjusted for the unrealized mark-to-market impact of commodity derivatives and certain items that are excluded for comparison to prior year periods. The certain item excluded for the three and nine months ended September 30, 2014, are separation-related charges. The certain items excluded for the three and nine months ended September 30, 2013 are (i) separation-related charges, primarily the completion of the IRS audit, a separation-related foreign deferred tax charge and the associated impacts under the Tax Indemnity Agreement with Mondelēz, (ii) adjustment to previously disclosed legal provision and (iii) restructuring charges.
The tables on the following pages provide these reconciliations.

RECONCILIATION OF NET SALES AND SOP
AS REPORTED TO AS ADJUSTED TO CURRENCY NEUTRAL
(Unaudited)

	For the Three Months Ended September 30, 2014
	Beverage	Packaged	Latin America
Percent change	Concentrates	Beverages	Beverages	Total
Reported net sales	(1)%	2%	19%	3%
Impact of foreign currency	—%	—%	2%	—%
Net sales, as adjusted to currency neutral	(1)%	2%	21%	3%

	For the Three Months Ended September 30, 2014
	Beverage	Packaged	Latin America
Percent change	Concentrates	Beverages	Beverages	Total
Reported SOP	—%	7%	29%	4%
Impact of foreign currency	—%	1%	9%	1%
SOP, as adjusted to currency neutral	—%	8%	38%	5%

	For the Nine Months Ended September 30, 2014
	Beverage	Packaged	Latin America
Percent change	Concentrates	Beverages	Beverages	Total
Reported net sales	1%	—%	17%	2%
Impact of foreign currency	—%	1%	4%	—%
Net sales, as adjusted to currency neutral	1%	1%	21%	2%

	For the Nine Months Ended September 30, 2014
	Beverage	Packaged	Latin America
Percent change	Concentrates	Beverages	Beverages	Total
Reported SOP	5%	14%	31%	10%
Impact of foreign currency	1%	1%	13%	1%
SOP, as adjusted to currency neutral	6%	15%	44%	11%

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(Unaudited, in millions)

	For the
	Nine Months Ended
	September 30,
	2014	2013	Change
Net cash provided by operating activities	$769	$616	$153
Purchase of property, plant and equipment	(103)	(111)
Free Cash Flow	$666	$505	$161

RECONCILIATION OF NET INCOME TO CORE EARNINGS
(Unaudited, in millions, except per share data)

	For the Three Months Ended September 30, 2014
	Reported	Mark to Market	Separation Related	Total Adjustments	Core
Net sales	$1,583	$—	$—	$—	$1,583
Cost of sales	658	4	—	4	662
Gross profit	925	(4)	—	(4)	921
Selling, general and administrative expenses	581	(6)	—	(6)	575
Depreciation and amortization	28	—	—	—	28
Other operating (income) expense, net	—	—	—	—	—
Income from operations	316	2	—	2	318
Interest expense	27	—	—	—	27
Interest income	—	—	—	—	—
Other expense, net	4	—	(4)	(4)	—
Income (loss) before provision (benefit) for income taxes and equity in earnings of unconsolidated subsidiaries	285	2	4	6	291
Provision (benefit) for income taxes	97	1	2	3	100
Income before equity in earnings of unconsolidated subsidiaries	188	1	2	3	191
Equity in earnings of unconsolidated subsidiaries, net of tax	—	—	—	—	—
Net income	$188	$1	$2	$3	$191

Diluted earnings per common share	$0.96	$0.01	$0.01	$0.02	$0.98
Effective tax rate	34.0%				34.4%
Operating margin	20.0%				20.1%

RECONCILIATION OF NET INCOME TO CORE EARNINGS - (Continued)
(Unaudited, in millions, except per share data)

	For the Three Months Ended September 30, 2013
	Reported	Mark to Market	Separation Related	Litigation Provision	Workforce Reduction Costs	Total Adjustments	Core
Net sales	$1,543	$—	$—	$—	$—	$—	$1,543
Cost of sales	650	—	—	—	—	—	650
Gross profit	893	—	—	—	—	—	893
Selling, general and administrative expenses	563	1	—	6	(7)	—	563
Depreciation and amortization	28	—	—	—	—	—	28
Other operating (income) expense, net	2	—	—	—	—	—	2
Income from operations	300	(1)	—	(6)	7	—	300
Interest expense	29	—	—	—	—	—	29
Interest income	—	—	—	—	—	—	—
Other expense, net	428	—	(430)	—	—	(430)	(2)
Income (loss) before provision (benefit) for income taxes and equity in earnings of unconsolidated subsidiaries	(157)	(1)	430	(6)	7	430	273
Provision (benefit) for income taxes	(364)	—	457	(2)	2	457	93
Income before equity in earnings of unconsolidated subsidiaries	207	(1)	(27)	(4)	5	(27)	180
Equity in earnings of unconsolidated subsidiaries, net of tax	—	—	—	—	—	—	—
Net income	$207	$(1)	$(27)	$(4)	$5	$(27)	$180

Diluted earnings per common share	$1.01	$—	$(0.13)	$(0.02)	$0.02	$(0.13)	$0.88
Effective tax rate	231.8%						34.1%
Operating margin	19.4%						19.4%

RECONCILIATION OF NET INCOME TO CORE EARNINGS - (Continued)
(Unaudited, in millions, except per share data)

	For the Nine Months Ended September 30, 2014
	Reported	Mark to Market	Separation Related	Total Adjustments	Core
Net sales	$4,612	$—	$—	$—	$4,612
Cost of sales	1,877	15	—	15	1,892
Gross profit	2,735	(15)	—	(15)	2,720
Selling, general and administrative expenses	1,727	(5)	—	(5)	1,722
Depreciation and amortization	86	—	—	—	86
Other operating (income) expense, net	(2)	—	—	—	(2)
Income from operations	924	(10)	—	(10)	914
Interest expense	80	—	—	—	80
Interest income	(1)	—	—	—	(1)
Other expense, net	2	—	(4)	(4)	(2)
Income (loss) before provision (benefit) for income taxes and equity in earnings of unconsolidated subsidiaries	843	(10)	4	(6)	837
Provision (benefit) for income taxes	291	(3)	2	(1)	290
Income before equity in earnings of unconsolidated subsidiaries	552	(7)	2	(5)	547
Equity in earnings of unconsolidated subsidiaries, net of tax	1	—	—	—	1
Net income	$553	$(7)	$2	$(5)	$548

Diluted earnings per common share	$2.79	$(0.03)	$0.01	$(0.02)	$2.77
Effective tax rate	34.5%				34.6%
Operating margin	20.0%				19.8%

RECONCILIATION OF NET INCOME TO CORE EARNINGS - (Continued)
(Unaudited, in millions, except per share data)

	For the Nine Months Ended September 30, 2013
	Reported	Mark to Market	Separation Related	Litigation Provision	Workforce Reduction Costs	Total Adjustments	Core
Net sales	$4,534	$—	$—	$—	$—	$—	$4,534
Cost of sales	1,916	(11)	—	—	—	(11)	1,905
Gross profit	2,618	11	—	—	—	11	2,629
Selling, general and administrative expenses	1,745	(2)	(4)	6	(7)	(7)	1,738
Depreciation and amortization	86	—	—	—	—	—	86
Other operating (income) expense, net	5	—	—	—	—	—	5
Income from operations	782	13	4	(6)	7	18	800
Interest expense	94	—	—	—	—	—	94
Interest income	(1)	—	—	—	—	—	(1)
Other expense, net	384	—	(392)	—	—	(392)	(8)
Income (loss) before provision (benefit) for income taxes and equity in earnings of unconsolidated subsidiaries	305	13	396	(6)	7	410	715
Provision (benefit) for income taxes	(162)	5	411	(2)	2	416	254
Income before equity in earnings of unconsolidated subsidiaries	467	8	(15)	(4)	5	(6)	461
Equity in earnings of unconsolidated subsidiaries, net of tax	1	—	—	—	—	—	1
Net income	$468	$8	$(15)	$(4)	$5	$(6)	$462

Diluted earnings per common share	$2.28	$0.04	$(0.07)	$(0.02)	$0.02	$(0.03)	$2.25
Effective tax rate	(53.1)%						35.5%
Operating margin	17.2%						17.6%